EXHIBIT 21.1

SUBSIDIARIES OF NEWLINK GENETICS CORPORATION

The table below sets forth all subsidiaries of NewLink Genetics Corporation and the state or other jurisdiction of incorporation or organization of each.

Subsidiary	Jurisdiction of Incorporation
BioProtection Systems Corporation	Delaware